SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

WHEELING-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, Wheeling-Pittsburgh Corporation (the “Company”) entered into amended and restated employment agreements (the “Amended Agreements”) with Paul J. Mooney, Executive Vice-President and Chief Financial Officer, Michael P. DiClemente, Vice President and Treasurer, and Vincent D. Assetta, Vice President and Controller.

As previously disclosed, as a result of the change in the composition of the Board of Directors of the Company effective November 30, 2006, a “change of control” occurred under the prior employment agreements of Messrs. Mooney, DiClemente and Assetta and each such officer had the option to elect to terminate their employment during a 30-day period beginning June 1, 2007 and receive severance benefits. Pursuant to their Amended Agreements this 30-day window has been reset to begin December 1, 2007. The Amended Agreements also provide that any future “change of control” events (not including the November 30, 2006 event) shall cause all equity incentive awards granted to the officers to become fully vested. Messrs. Mooney, DiClemente and Assetta also received increases in their annual salaries to $340,000, $220,000, and $220,000 respectively and these increased salary amounts would be reflected in the severance benefits payable under the Amended Agreements.

The foregoing summary of the Amended Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreements. The full text of the Amended Agreements will be filed with the Company’s next periodic report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

	By:	/s/ David A. Luptak
David A. Luptak, Executive Vice President, General Counsel and Secretary
Dated: July 20, 2007

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